EXHIBIT 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
The undersigned hereby consents to the references to our firm in the form and context in which they appear in (i) this Current Report on Form 8-K of Concho Resources Inc. (the “Form 8-K”) filed with the Securities and Exchange Commission on January 25, 2010, and (ii) the Registration Statement on Form S-3 (File No. 333-161809) of Concho Resources Inc. and the related prospectus that is a part thereof (collectively, the “Registration Statement”).
We hereby further consent to the use in (i) the Form 8-K and (ii) the Registration Statement of information contained in our report setting forth the estimates of Concho Resources Inc.’s oil and natural gas reserves as of December 31, 2009. We further consent to the reference to this firm in the Registration Statement under heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ G. Lance Binder, P.E.
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
January 25, 2010